SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 8, 2003

Chiron Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-12798	94-2754624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4560 Horton Street, Emeryville, CA	94608
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 655-8730

N/A
(Former name or former address, if changed since last report)

Item 2.                                           Acquisition or Disposition of Assets.

On July 8, 2003, Chiron UK-1 Limited (“Chiron UK”), an indirect wholly-owned subsidiary of Chiron Corporation (“Chiron”), announced that its recommended cash offer for the entire issued and to be issued share capital of PowderJect Pharmaceuticals plc (“PowderJect”) for 550 pence per PowderJect ordinary share (the “Offer”) had been declared unconditional in all respects and would remain open for acceptance until further notice.  The Offer was made pursuant to the offer document dated May 19, 2003.  As of 10:00 a.m. New York City time on July 8, 2003, Chiron UK had acquired or agreed to acquire or had received valid acceptances of the Offer in respect of, in the aggregate, 83,069,483 PowderJect shares representing 90.07% of the existing issued share capital of PowderJect.  The purchase price of 550 pence per PowderJect ordinary share was established by negotiation between Chiron and PowderJect prior to commencement of the Offer.

As of July 21, 2003, Chiron had paid $804.7 million to purchase 88.5 million PowderJect shares, representing 93.9% of the existing issued share capital of PowderJect as of that date. Chiron UK-1 has implemented the statutory procedures under the laws of the United Kingdom to acquire compulsorily at the Offer price those PowderJect shares which have not yet been assented to the Offer.

The acquisition consideration will be paid by Chiron from its available cash and cash equivalents and through liquidation of certain of its long-term investments in marketable debt securities.

PowderJect, which is based in Oxford, United Kingdom, develops and commercializes vaccines.  PowderJect’s portfolio of vaccine products includes vaccines for influenza, yellow fever, travel diarrhea and cholera, tuberculosis, polio and tetanus.

Item 7.                                           Financial Statements and Exhibits.

(a)                  Financial statements of business acquired.

Financial statements required by this Item are not included in this initial report on Form 8-K.  Such financial statements will be filed by amendment to this report not later than September 22, 2003.

(b)                 Pro forma financial information.

Pro forma financial information required by this Item is not included in this initial report on Form 8-K.  Such pro forma financial information will be filed by amendment to this report not later than September 22, 2003.

(c)                  Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIRON CORPORATION

Date:	July 23, 2003	By:	/s/ William G. Green
William G. Green
Senior Vice President, General Counsel and Secretary